Exhibit 3.6

OPERATING AGREEMENT
OF DG LOGISTICS, LLC

This Agreement, dated as of December 20, 1999 is between Dolgencorp, Inc., (the “Member”), a Kentucky corporation, with its principal place of business at 100 Mission Ridge, Goodlettsville, Tennessee 37072, and DG Logistics, LLC (the “LLC”), a limited liability company formed and existing under the laws of the State of Tennessee, with its principal place of business at 100 Mission Ridge, Goodlettsville, Tennessee 37072.

BACKGROUND

1.             On December 20, 1999, the Member filed with the Secretary of State of the State of Tennessee the articles of organization of the LLC (the “Articles”). A copy of the Articles is attached as Exhibit A.

2.             On that date, the Secretary accepted the Articles for filing and the LLC was formed as a limited liability company under the Tennessee Limited Liability Company Act § 48-205-101, (the “LLC Act”).

3.             This Agreement confirms the agreement between the parties as to the internal affairs of the LLC and the conduct of its business.

TERMS AND CONDITIONS

Intending to be legally bound, the parties agree as follows:

ARTICLE 1            PRELIMINARY MATTERS:  EFFECTIVE DATE OF AGREEMENT, FORMATION OF LLC, INITIAL MEMBERS, ADMINISTRATION, ETC.

1.1           Effective date of Agreement; enforceability. The effective date of this Agreement (the “Effective Date”) shall be the date of filing of the Articles.

1.2           LLC’s name, purpose, etc. The LLC’s name, purpose, registered agent, registered office, duration and form of management shall be as set forth in the Articles.

1.3           Reservation of management of LLC to managers; appointment of initial Manager. The LLC shall be managed by a manager (the “Manager”).

The LLC’s initial Manager shall be the Member.

1.4           Effect of Tennessee LLC Act. Except as otherwise provided in this Agreement, the business and internal affairs of the LLC shall be governed by the Tennessee LLC Act as may be in effect from time-to-time.

ARTICLE 2            CAPITAL CONTRIBUTIONS AND LOAN

2.1           Contributions of cash and non-cash property. The Member shall transfer to the LLC as the sole and entire consideration for the Member’s membership in the LLC the property identified in the attached Exhibits B and C (the “Contribution”).

2.2           No duty to make additional contributions. Except for the Contribution, the Member shall have no duty to make contributions to the LLC.

2.3           Member guarantees of LLC obligations. The Member shall guarantee the obligations of the LLC as provided in the attached Exhibit D under the terms set forth in that exhibit.

ARTICLE 3            LLC MANAGEMENT

3.1           Decision-making. Except as provided in Article 3.3, the Manager in the Manager’s sole discretion shall have the exclusive right to make decisions relating to the business and internal affairs of the LLC.

3.2           Signing of contracts, etc. Except as provided in Article 3.3, the Manager in the Manager’s sole discretion shall have the exclusive right, power and authority to sign contracts on behalf of the LLC and otherwise to bind the LLC with third parties.

3.3           Fiduciary duties of Manager. The Member as member and as Manager shall have no fiduciary duty toward the LLC, including any duty of care of loyalty.

3.4           Indemnification of Manager. The LLC shall fully indemnify the Member for any claim against the Member in the Member’s capacity as a member or as a manager.

3.5           Advancement of Manager’s litigation expenses. The LLC shall advance litigation expenses to the Member for any claim against the Member in the Member’s capacity as a member or as a manager.

ARTICLE 4            TRANSFERS AND PLEDGES OF LLC MEMBERSHIPS AND INTERESTS; PLEDGES

4.1           Transfers of membership rights—in general. The Member in the Member’s sole discretion may transfer (whether by sale, gift or otherwise) all or any part of the Member’s membership rights; including economic and non-economic rights, to any Person at any time. The Member may make any such transfer under any terms and conditions which the Member deems appropriate.

4.2           Pledges. The Member shall have exclusive and absolute discretion to pledge all or any part of the Member’s membership rights to any Person at any time as collateral for any of debt of the Member. The Member may make any such pledge under any terms and conditions which the Member deems appropriate. The Member shall cease to be a member of the LLC only upon the Member’s dissolution and shall not cease to be a member for any other reason, including:

a)             The Member’s bankruptcy;

b)            The Member’s assigning of the Member’s entire LLC interest to another person.

ARTICLE 6            MISCELLANEOUS PROVISIONS

6.1           Entire Agreement. This Agreement contains the complete agreement between the parties concerning its subject matter, and it replaces all earlier agreements between them, whether written or oral, concerning its subject matter.

6.2           Amendments. No amendment of this Agreement shall be valid unless it is set forth in a writing signed by both parties.

6.3           Notices. All notices under this Agreement shall be in writing. They shall be sent by fax or by registered U.S. mail, return receipt requested, to the parties at their respective addresses as stated on the first page of this Agreement. A party may change the party’s address for purposes of this Article 6.3 at any time upon reasonable notice to the other parties. Notices shall be deemed to have been received when actually received.

6.4           Governing law. This Agreement shall be governed exclusively by the laws of the State of Tennessee (exclusive of its laws relating to conflicts of law).

6.5           Captions. Captions in this Agreement are for convenience only and shall be deemed irrelevant in construing its provisions.

6.6           Incorporation of Articles, etc. The Articles and all exhibits referred to in this Agreement are hereby incorporated in the Agreement and made an integral part of it.

6.7           Definition of “Including,” “Person,” etc. The terms “Including” and “Includes” shall mean a partial definition. The term “Person” shall mean a natural person and any kind of entity.

SIGNATURES AND DATES

In witness of their acceptance of the above terms and conditions, the parties by themselves or by their duly authorized representatives, have signed and dated this Agreement as follows:

DOLGENCORP, INC., as Member and as Manager

	/s/ Randy Sanderson	7-14-00
Randy Sanderson		(Date)
Vice President – Controller

DG LOGISTICS, LLC

/s/ Tom Hartshorn
By:	Dolgencorp, Inc.	(Date)
Manager
Tom Hartshorn
Senior Vice President Logistics and Merchandise Operations

NOTARIZATION

I, Tracy L. Collins, a duly authorized notary public, have this 14 day of July, 2000, witnessed the signature of this Agreement by the above individual who is personally known to me.

/s/ Tracy L. Collins
Notary Public	(Date)

My commission expires:	1/31/04

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